UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/08/2010

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

701 San Marco Boulevard
Jacksonville, Florida 32207

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 8, 2010, John A. Ebner, age 40, was named Chief Financial Officer and Treasurer of Interline Brands, Inc. ("Interline"), a Delaware corporation.

Mr. Ebner joins Interline after spending 13 years with Alltel Corporation ("Alltel") where he served in various financial leadership roles, including Treasurer, Senior Vice President of Investor Relations and Vice President of Finance - Wireless Operations. During his time at Alltel, Mr. Ebner was responsible for a variety of treasury, financial planning, risk management, and strategic activities. Mr. Ebner was also heavily involved in Alltel's merger and acquisition work.

We have entered into an employment agreement with Mr. Ebner, with an initial term of one year, subject to automatic one-year extensions unless prior written notice of non-extension is provided. Mr. Ebner's annual base salary is $350,000, and he is eligible to receive an annual bonus under our bonus plan. Mr. Ebner is eligible to participate in the benefits plans and arrangements generally available to our senior executives, including participation in our 2004 Equity Incentive Plan and a monthly automotive allowance. We will also reimburse his expenses in connection with his relocation to Jacksonville, Florida (subject to a maximum of $100,000). On January 13, 2010, Mr. Ebner was granted 19,231 restricted share units ("RSUs") valued at $350,000 on the date of grant. One half of the RSUs will vest on the third anniversary of the date of grant and the second half will vest on the fifth anniversary of the date of grant, contingent upon his continued employment with the Company on the applicable date. If his employment is terminated by us without cause, or by him for good reason (each as defined in his employment agreement), he will be entitled to receive, subject to his timely delivery of a general waiver and release, continuation of his base salary for a period of eighteen months from the date of termination, continuation of his medical and dental benefits at our expense for a period of eighteen months following his termination, and a pro rata bonus for the calendar year in which termination occurs. He has also agreed to a noncompetition covenant that continues until two years after his employment ends, and a nonsolicitation and nonhire covenant that continues until three years after his employment ends. A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

We have also entered into a change in control severance agreement with Mr. Ebner, which provides that in the event that his employment is terminated by us without cause or by him for good reason (each as defined in the change in control agreement) within two years following a change in control of us, he will be entitled to receive, subject to his timely delivery of a general waiver and release, in a cash lump sum an amount equal to 1.75 times the sum of his base salary and average annual bonus, plus a pro rata target bonus for the calendar year in which termination occurs, and continuation of his medical benefits at our expense for a period of 21 months following his termination. The change in control agreement also provides for an excise tax gross-up for any amounts due or paid to him under the change in control agreement or any of our other plans or arrangements that are considered an "excess parachute payment" under the Internal Revenue Code, provided that the "excess parachute payments" are at least 110% of the "safe harbor" amount that would result in no excise tax liability. Mr. Ebner is also subject to restrictive covenants under the change in control agreement that are the same as those under his employment agreement. A copy of the Change In Control Severance Agreement is attached hereto as Exhibit 10.2.

Mr. Ebner has no other reportable relationships with Interline or its affiliates.

Item 9.01.    Financial Statements and Exhibits

10.1 Employment Agreement, dated January 8, 2010, by and between Interline Brands, Inc. and John A. Ebner.

10.2 Change In Control Severance Agreement, dated January 8, 2010, by and between Interline Brands, Inc. and John A. Ebner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: January 14, 2010	By:	/s/ Michael Agliata
Michael Agliata
Vice President, General Counsel and Seccretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Employment Agreement, dated January 8, 2010, by and between Interline Brands, Inc. and John A. Ebner.
EX-10.2	Change In Control Severance Agreement, dated January 8, 2010, by and between Interline Brands, Inc. and John A. Ebner.